LECROY CORPORATION

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JUNE 30, 1999


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                               LECROY CORPORATION

                            STOCK PURCHASE AGREEMENT

                            Dated as of June 30, 1999

                                      INDEX

ARTICLE I  PURCHASE AND SALE OF SHARES      1
         1.1      Purchase and Sale 1
                  -----------------
         1.2      Purchase and Sale of Warrant       1
                  ----------------------------
         1.3      The Conversion Shares     2
                  ---------------------
         1.4      Closing  2
                  -------
         1.5      Use of Proceeds   2
                  ---------------

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY     2
         2.1      Organization and Corporate Power   2
                  --------------------------------
         2.2      Authorization     3
                  -------------
         2.3      Government Approvals      3
                  --------------------
         2.4      Authorized and Outstanding Stock   3
                  --------------------------------
         2.5      Subsidiaries      5
                  ------------
         2.6      Securities Law Compliance 5
                  -------------------------
         2.7      Commission Documents; Financial Information        5
                  -------------------------------------------
         2.8      Absence of Certain Events; No Material Adverse Change       6
                  -----------------------------------------------------
         2.9      Litigation        7
                  ----------
         2.10     Compliance with Laws and Other Instruments  7
                  ------------------------------------------
         2.11     Taxes    8
                  -----
         2.12     Intentionally Omitted     8
                  ---------------------
         2.13     Intentionally Omitted     8
                  ---------------------
         2.14     Patents, Trademarks, etc. 8
                  -------------------------
         2.15     Intentionally Omitted     9
                  ---------------------
         2.16     Governmental and Industrial Approvals       9
                  -------------------------------------
         2.17     Federal Reserve Regulations        9
                  ---------------------------
         2.18     Contracts and Commitments 9
                  -------------------------
         2.19     Intentionally Omitted     9
                  ---------------------
         2.20     Intentionally Omitted     9
                  ---------------------
         2.21     No Brokers or Finders     9
                  ---------------------
         2.22     Transactions with Affiliates       10
                  ----------------------------
         2.23     Intentionally Omitted     10
                  ---------------------
         2.24     Restrictions on Subsidiaries       10
                  ----------------------------
         2.25.    Intentionally Omitted     10
                  ---------------------

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         2.26     U.S. Real Property Holding Corporation      10
                  --------------------------------------
         2.27     Intentionally Omitted.    10
                  ---------------------
         2.28     Corporate Records 10
                  -----------------
         2.29     Intentionally Omitted.    10
                  ---------------------
         2.30     Intentionally Omitted     10
                  ---------------------
         2.31     Management Presentation   10
                  -----------------------
         2.32     Disclosures       11
                  -----------

ARTICLE III  AFFIRMATIVE COVENANTS OF THE COMPANY    11
         3.1      Accounts and Reports      11
                  --------------------
         3.2      Payment of Taxes  12
                  ----------------
         3.3      Intentionally Omitted.    13
                  ----------------------
         3.4      Compliance with Laws, etc.  13
                  --------------------------
         3.5      Inspection        13
                  ----------
         3.6      Corporate Existence; Ownership of Subsidiaries       13
                  ----------------------------------------------
         3.7      Compliance with ERISA     13
                  ---------------------
         3.8      Intentionally Omitted     14
                  ---------------------
         3.9      Intentionally Omitted     14
                  ---------------------
         3.10     Board of Directors Meetings        14
                  ---------------------------
         3.11     Rule 144A Information     14
                  ---------------------
         3.12     Regular Course of Business     14
                  --------------------------
         3.13     Registration of Conversion Shares and Warrant Shares.       14
                  ----------------------------------------------------


ARTICLE IV  NEGATIVE COVENANTS OF THE COMPANY        15
         4.1      Distributions     15
                  -------------
         4.2      Dealings with Affiliates  16
                  ------------------------
         4.3      Limitation on Restrictions on Subsidiary Dividends and Other
                  ------------------------------------------------------------
                  Distributions     16
                  -------------
         4.4      No Conflicting Agreements 16
                  -------------------------
         4.5      Intentionally Omitted     16
                  ---------------------
         4.6      Intentionally Omitted     16
                  ---------------------
         4.7      Other Negative Covenants  16
                  ------------------------

ARTICLE V  INVESTMENT REPRESENTATIONS       17
         5.1      Representations and Warranties     17
                  ------------------------------
         5.2      Permitted Sales; Legends  18
                  ------------------------

ARTICLE VI  CONDITIONS OF PURCHASERS' OBLIGATION     19
         6.1      Effect of Conditions      19
                  --------------------
         6.2      Representations and Warranties     19
                  ------------------------------


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         6.3      Performance       20
                  -----------
         6.4      Amendment to Amended Certificate of Incorporation    20
                  -------------------------------------------------
         6.5      Warrant Agreement 20
                  -----------------
         6.6      Opinion of Counsel        20
                  ------------------
         6.7      Certified Documents, etc  20
                  ------------------------
         6.8      No Material Adverse Change  20
                  --------------------------
         6.9      Registration Rights Agreement      20
                  -----------------------------
         6.10     Board Election    20
                  --------------
         6.11     Consents and Waivers      20
                  --------------------
         6.12     Series A Preferred Stock Certificates       21
                  -------------------------------------

ARTICLE VII  CONDITIONS OF THE COMPANY'S OBLIGATION  21
         7.1      Effect of Conditions      21
                  --------------------
         7.2      Representations and Warranties; Performance 21
                  -------------------------------------------

ARTICLE VIII  PREEMPTIVE RIGHT      21
         8.       Purchase Rights   21
                  ---------------
         8.1      Right of Purchase 21
                  -----------------
         8.2      Right of Over-Allotment   21
                  -----------------------
         8.3      Definition of New Securities       22
                  ----------------------------
         8.4      Notice from the Company   22
                  -----------------------
         8.5      Sale by the Company       22
                  -------------------
         8.6      Termination of Rights     23
                  ---------------------


ARTICLE IX  CERTAIN DEFINITIONS     23

ARTICLE X  TERMINATION     25

         10.1     Termination by Mutual Written Consent       25
                  -------------------------------------
         10.2     Termination for Breach    25
                  ----------------------
         10.3     Termination for Delay     26
                  ---------------------
         10.4     Rights After Termination  26
                  ------------------------


ARTICLE XI  MISCELLANEOUS  26

         11.1     Survival of Representations        26
                  ---------------------------
         11.2     Parties in Interest       26
                  -------------------
         11.3     Shares Owned by Affiliates  26
                  --------------------------
         11.4     Amendments and Waivers    27
                  ----------------------
         11.5     Notices  27
                  -------

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         11.6     Expenses 28
                  --------
         11.7     Counterparts      28
                  ------------
         11.8     Effect of Headings        28
                  ------------------
         11.9     Adjustments       28
                  -----------
         11.10    Governing Law     28
                  -------------
         11.11    Confidentiality   28
                  ---------------
         11.12    Assignment        29
                  ----------
         11.13    Waiver of Jury Trial      29
                  --------------------

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                                                            June 30, 1999

To:      The Persons Listed on
         Schedule 1.1 attached hereto

Re:      Series A Convertible Redeemable Preferred Stock

Gentlemen:

         LeCroy Corporation, a Delaware corporation (the "Company"), hereby agrees with you as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below) the Company shall issue and sell to each of the persons listed on Schedule 1.1 hereto (collectively, the "Purchasers" and individually, a "Purchaser"), and each Purchaser shall purchase from the Company, the number of shares of the Company's Series A Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), set forth opposite the name of such Purchaser on Schedule 1.1, for the aggregate purchase price set forth opposite the name of such Purchaser on such
Schedule 1.1. The aggregate number of shares to be sold and purchased pursuant to this Section 1.1 shall be Five Hundred Thousand (500,000) for an aggregate purchase price of Ten Million Dollars ($10,000,000) payable as provided in
Section 1.4. The Series A Preferred Stock shall have the rights, terms and privileges set forth in the Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation"), which shall be filed with, and approved by, the Secretary of State of Delaware (the Company's Certificate of Incorporation, as amended to date, including such Certificate of Designation, shall be referred to herein as the "Amended Certificate of Incorporation"). The shares of Series A Preferred Stock purchased pursuant to this Section 1.1 (the "Purchased Shares") shall be convertible following the Closing (as hereinafter defined) in accordance with the Company's Amended Certificate of Incorporation into 500,000 of the then outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"). Terms used herein as defined terms that are not defined in the context hereof shall have the meaning set forth in
Article IX.

         1.2 Purchase and Sale of Warrant. At the Closing, the Company will sell to each Purchaser a warrant (collectively, the "Warrant") at an aggregate price of $.01 to purchase an aggregate of 250,000 shares of Common Stock. The Warrant will be issued pursuant to a Warrant Agreement in the form of Exhibit B attached hereto (the "Warrant Agreement"). The warrants to

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be issued to each Purchaser is set forth in Schedule 1.1. The number of shares of Common Stock issuable upon exercise of the Warrant purchased pursuant to this
Section 1.2 are referred to herein as the "Warrant Shares."

         1.3 The Conversion Shares. The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Purchased Shares and the issuance of the Warrant Shares. The shares of Common Stock issued or issuable upon conversion of the Purchased Shares are referred to herein as the "Conversion Shares."

         1.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, a closing (the "Closing") of the sale and purchase of the Purchased Shares specified in Section 1.1 above shall take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 A.M., on June 30, 1999, or such other date, time and place as shall be mutually agreed upon by the Company and the Purchasers (the "Closing Date"). At the Closing, the Company will deliver the Purchased Shares being acquired by each Purchaser in the form of a certificate issued in such Purchaser's name, upon receipt by the Company of payment of the full purchase price therefor by or on behalf of each Purchaser to the Company by wire transfer of immediately available funds.

         1.5 Use of Proceeds. As an integral part of the purpose and structure of the financing contemplated herein, the Company shall use the proceeds received upon the sale of the Purchased Shares at the Closing to fund general working capital, including, but not limited to, working capital for product development, possible acquisitions of businesses, repayment of debt, enhancement of the Company's sales and marketing capabilities, and research and development, all as determined by the Company's Board of Directors, subject to compliance with the covenants and agreements contained herein and in the Company's Amended Certificate of Incorporation.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF

                                   THE COMPANY

         In order to induce the Purchasers to purchase the Purchased Shares and the Warrant, the Company makes the following representations and warranties which shall be true, correct and complete in all respects on the date hereof.

         2.1 Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and authority

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to own its properties and to carry on its business as presently conducted. The
Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect.

         2.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Certificate of Designation, the Warrant Agreement, the Registration Rights Agreement referred to in Section 6.9 (the "Registration Rights Agreement") and any other agreements or instruments executed by the Company in connection herewith or therewith (collectively, the "Related Agreements"), and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares, the Warrant, the Warrant Shares issuable upon exercise of the Warrant and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Purchased Shares and the Warrant Shares. The issuance of the Purchased Shares and the Warrant does not, the Warrant Shares issuable upon exercise of the Warrant and the Conversion Shares issuable upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal, conversion rights or demands of any character relating to the capital stock of the Company. This Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with its terms.

         2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares and Warrant or the issuance of the Warrant Shares upon exercise of the Warrant or the issuance of the Conversion Shares upon conversion of the Purchased Shares, except for (i) those which have already been made or granted and (ii) the filing of a Form D and a registration statement with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission.

         2.4      Authorized and Outstanding Stock.

                  (a) The authorized capital stock of the Company (immediately prior to the Closing and the transactions contemplated by Sections 1.1 and 1.2 hereof) will consist of (i) 45,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock of which 500,000 has been designated as Series A Preferred Stock.

                  (b) The issued and outstanding capital stock of the Company (immediately prior to the Closing and the transactions contemplated by Sections
1.1 and 1.2 hereof) will consist of (i) 7,674,256 shares of Common Stock and
(ii) no shares of Series A Preferred Stock. In addition, (i) 500,000 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock, (ii) options to purchase 1,960,403 shares of Common Stock have been granted and are unexercised under the Company's Amended and Restated 1993 Stock Incentive Plan, and options for 106,493 shares of Common Stock are available for future grants under the Company's Amended and Restated 1993 Stock Incentive Plan, (iii) options to purchase 60,000 shares of Common Stock have been granted and are unexercised under the Company's 1995 Non-Employee Director Stock Option Plan, and options for 440,000 shares of Common Stock are available for future grants under the Company's 1995 Non-Employee Director Stock Option Plan. All of the issued and outstanding shares of Common Stock are, and when issued in accordance with the terms hereof, the Purchased Shares, the Warrant Shares and the Conversion Shares will be, duly authorized and validly issued and fully paid and non-assessable, with no personal liability attaching to the ownership thereof and will be free and clear of all Liens, claims, charges, Encumbrances, or transfer restrictions imposed by or through the Company, except for restrictions imposed by Federal or state securities or "blue sky" laws and except for those imposed pursuant to this Agreement or the Registration Rights Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the certified corporate charter of the Company delivered under Section 6.7 hereof and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with their terms and in accordance with applicable law.

                  (c) Except as set forth in Schedule 2.4(c) hereto or as provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized by the Company or outstanding against the Company, (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there are no agreements, written or oral, between the Company and any holder of its capital stock or among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to (i) any preemptive right, right of first refusal or similar rights granted by the Company with respect to the issuance of any capital stock of the Company. Except as provided in the Registration Rights Agreement, no person or entity currently holds rights granted by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Act"). All of the issued and outstanding shares of the Company's capital stock have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

         2.5 Subsidiaries. Except as set forth in Schedule 2.5, the Company has no Subsidiaries nor any investment or other interest in any Person. Except as set forth on Schedule 2.5, the Company owns of record and beneficially, free and clear of all Liens, charges, restrictions, claims and Encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

         2.6 Securities Law Compliance. Assuming the representations and warranties of the Purchasers set forth in Section 5.1 hereof are true and correct in all material respects, the offer and sale of the Purchased Shares, the Warrant, the Warrant Shares and the Conversion Shares (collectively, the "Issuable Securities") pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any person acting on its behalf has, in connection with the offering of the Issuable Securities, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Act, or
(iii) any action that would require the registration under the Act of the offering and sale of the Issuable Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of the Issuable Securities or of securities of the same or similar class as the Issuable Securities if, as a result, the offer and sale contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

         2.7        Commission Documents; Financial Information.

                  (a) The Company has made available to the Purchasers true and complete copies of all SEC Documents filed with the Commission prior to the date hereof. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly as of their respective dates the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP. As used in this Agreement, the consolidated balance sheet of the Company and its Subsidiaries at March 31, 1999 previously provided to the Purchasers is hereinafter referred to as the "Balance Sheet," and March 31, 1999 is hereinafter referred to as the "Balance Sheet Date."

                  (b) Except as and to the extent expressly set forth in the Balance Sheet, or the notes, schedules or exhibits thereto, or as disclosed in the SEC Documents, (i) as of the Balance Sheet Date, neither the Company nor the Subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP and (ii) since the Balance Sheet Date, the Company and its Subsidiaries have not incurred any such material liabilities or obligations other than in the ordinary course of business.

         2.8 Absence of Certain Events; No Material Adverse Change. Except as disclosed in the SEC Documents filed with the Commission prior to the date hereof, since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business operations in the ordinary course and there has not occurred any event or condition having, or that is reasonably likely to have, a Material Adverse Effect. Without limiting the generality of the foregoing, other than as is disclosed in the SEC Documents filed with the Commission prior to the date hereof or on Schedule 2.8 hereto, since the Balance Sheet Date there has not occurred:

                  (a) any change or agreement to change the character or nature of the business of the Company or any of its Subsidiaries;

                  (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Subsidiaries, except in the ordinary course of business;

                  (c) any waiver or modification by the Company or any of its Subsidiaries of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect;

                  (d) any liability, contract, agreement, license or other commitment entered into or assumed by or on behalf of the Company or any of its Subsidiaries relating to the business, assets or properties of the Company or any of its Subsidiaries, whether oral or written, except in the ordinary course of business;

                  (e) any loan, advance or capital expenditure by the Company or any of its Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

                  (f) any change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Subsidiaries;

                  (g) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of the Company or any of its Subsidiaries (other than dividends declared or paid by any Subsidiary of the Company);

                  (h) any issuance of any shares of capital stock of the Company or any of its Subsidiaries or any other change in the authorized capitalization of the Company or any of its Subsidiaries, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business consistent with past practice;

                  (i) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of the Company or any of its Subsidiaries, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business consistent with past practice; or

                  (j) entering into any commitment (contingent or otherwise) to do any of the foregoing.

         2.9 Litigation. Except as otherwise set forth on Schedule 2.9, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or to the knowledge of the Company against any officer or key employee of the Company or any Subsidiary in his or her capacity as such. Neither the Company, any Subsidiary, nor any officer or key employee of the Company, any Subsidiary in his or her capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

         2.10 Compliance with Laws and Other Instruments. The Company and its Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and by-laws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, and each judgment, decree, judicial order, statute, and regulation (whether issued under domestic, foreign or international law) by which any of them is bound or to which any of them or any of their respective properties are subject except where the failure to be in such compliance would not result in a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares and Warrant, or the Warrant Shares upon exercise of the Warrant or the Conversion Shares upon conversion of the Purchased Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or by-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective properties are subject, or, to the knowledge of the Company, will cause the Company or any Subsidiary to lose the benefit of any right or privilege it presently enjoys or, to the knowledge of the Company, cause any Person who is expected to normally do business with the Company or any Subsidiary to discontinue to do so on the same basis.

         2.11 Taxes. The Company and each Subsidiary has filed all Tax returns (including statements of estimated Taxes owed) required to be filed within the applicable periods for such filings and has paid all Taxes required to be paid, and has established adequate reserves (net of estimated Tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns. Except as set forth on Schedule 2.11, no deficiencies for any Tax are currently assessed against the Company or any Subsidiary, and no Tax returns of the Company or any Subsidiary have been audited during the last three (3) years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no Tax Lien, whether imposed by any federal, state or local Taxing authority, outstanding against the assets, properties or business of the Company or any Subsidiary except for such Tax Liens as are currently being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP. For the purposes of this Agreement, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

         2.12     Intentionally Omitted.

         2.13     Intentionally Omitted.

         2.14 Patents, Trademarks, etc. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of their business as conducted and as proposed to be conducted, and no claim is pending or, to the knowledge of the Company, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the knowledge of the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary. All technical information developed by and belonging to the Company and its Subsidiaries which has not been patented or copywritten has been kept confidential. Neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to manufacture, assemble or sell the products or proposed products or to provide the services or proposed services of the Company or such Subsidiary. No current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries has

(directly or indirectly) any right, title or interest in any of the Intellectual Property other than such right which such Person may enjoy as a stockholder of the Company.

         2.15     Intentionally Omitted.

         2.16 Governmental and Industrial Approvals. The Company and each of its Subsidiaries has all the permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

         2.17 Federal Reserve Regulations. Neither the Company nor any of its Subsidiaries has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Purchased Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

         2.18 Contracts and Commitments. All of the material contracts of the Company or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto prior to the date hereof are described in the SEC Documents filed prior to the date hereof or filed as exhibits thereto and are in full force and effect. All material contracts to which the Company or its Subsidiaries are parties on or prior to the date hereof which will be required to be described or filed as an exhibit in the SEC Documents required to be filed following the date hereof have been provided to the Purchasers or are listed on Schedule 2.18 and are in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in material breach of or in default under any such contract.

         2.19     Intentionally Omitted.

         2.20     Intentionally Omitted.

         2.21 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries.

         2.22 Transactions with Affiliates. Except as set forth on Schedule 2.22, there are no loans, leases or other agreements, understandings or continuing transactions between the

Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning one percent (1%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or stockholder on the other hand.

         2.23     Intentionally Omitted.

         2.24 Restrictions on Subsidiaries. Except as set forth on Schedule 2.24, there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

         2.25.    Intentionally Omitted.

         2.26 U.S. Real Property Holding Corporation. Neither the Company nor any Subsidiary is now or has ever been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company or any Subsidiary has filed with the Internal Revenue Service all statements, if any, with its United States income Tax returns which are required under Section 1.897-2(h) of such Regulations.

         2.27     Intentionally Omitted.

         2.28 Corporate Records. The minute books of the Company and each of its Subsidiaries contain accurate, complete and current copies of all charter documents and of all minutes of meetings, resolutions and other proceedings of its board of directors and stockholders, duly signed by the Secretary, an Assistant Secretary or another appropriate officer, all directors or all stockholders, as appropriate. The stock record book of the Company and each of its Subsidiaries are also complete, correct and current. The Company has made available true, correct and complete copies of such minute books and stock record books to the Purchasers.

         2.29     Intentionally Omitted.

         2.30     Intentionally Omitted.

         2.31 Management Presentation. The Company has previously delivered to each Purchaser a copy of the Company's Management Presentation attached hereto as Schedule 2.31 (the "Management Presentation"). The description in the Management Presentation of the Company's business is true and correct in all material respects as of the date of the specific document of the Management Presentation in which such description is found. The pro forma financial information and financial projections included in the Management Presentation were prepared with due care based on assumptions believed by the Company to be reasonable, and presents the Company's good faith estimate of future results. Schedule 2.31 lists the assumptions and risks of pro forma financial information.

         2.32 Disclosures. Neither this Agreement, any Schedule or Exhibit to this Agreement, the Related Agreements or the Financial Statements contains any untrue statement of a material fact or omits a material fact necessary to make the statements made herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Company which, in the Company's reasonable business judgment on the date hereof, materially and adversely affects the business, or financial condition of the Company or its properties or assets, which has not been set forth herein or in any other document delivered in connection herewith.

                                   ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and for so long as the Purchasers hold any shares of Series A Preferred Stock, unless the Advent Representative otherwise consents:

         3.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a standard system of accounts in accordance with GAAP consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Purchaser the information set forth in this Section 3.1.

                  (a) Within one hundred twenty (120) days after the end of each fiscal year, a copy of the audited annual consolidated financial statement (including income statements and balance sheets) and cash flow statements of the Company and its Subsidiaries as of the end of such year, prepared in accordance with GAAP, duly certified by an independent public accountant of national recognition selected by the Board of Directors of the Company and accompanied by a written discussion and analysis by management, including any relevant supporting documentation and data of such financial statements.

                  (b) Within forty-five (45) days after the end of each calendar quarter (other than the last quarter in each fiscal year) an unaudited consolidated quarterly financial statement (including income statements, balance sheets, cash flow statements, and comparisons to budget) of the Company and its Subsidiaries as of the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year for the Company and each of its Subsidiaries, as the case may be, all in reasonable detail and prepared in accordance with GAAP (except for normal year end adjustments and the absence of footnotes) and certified to by the Chief Financial Officer of the Company.

                  (c) At the time of delivery of each annual statement, a certificate, executed by either the president or chief financial officer of the Company stating (i) that such officer has caused this Agreement to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or, if such officer has such knowledge, specifying such default, and (ii) with respect to the delivery of annual statements, a statement as to the then conversion value of the Purchased Shares and the number of Conversion Shares into which each share of Series A Preferred Stock may then be converted.

                  (d) Promptly upon receipt thereof and review by the Company's Board of Directors, any written report, so called "management letter," and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries;

                  (e) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary which, if successful, could have a Material Adverse Effect; and (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

                  (f) Promptly upon sending, making available, or filing the same, all reports and financial statements which the Company (or any Subsidiary) shall send or make available generally to the stockholders of the Company as such or to the Commission; and

                  (g) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchasers may from time to time reasonably request.

         3.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all Taxes, assessments and governmental charges or levies imposed upon it, the Company and the Subsidiaries or upon their respective income or profits, or upon any properties belonging to each of them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

         3.3      Intentionally Omitted.

         3.4 Compliance with Laws, etc. The Company will comply (and cause each of its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could result in a Material Adverse Effect.

         3.5 Inspection. Upon prior notice, at any reasonable time during normal business hours and from time to time, the Company and each of its Subsidiaries will permit any one or more of the Purchasers, or any of their authorized agents or representatives, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company and any of its Subsidiaries and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 3.5 shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company or any of its subsidiaries and (ii) prior to the Company disclosing or providing access to information with respect to the Company, shall agree in writing to keep all proprietary information of the Company or any of its subsidiaries disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information. The rights granted under this Section 3.5 shall be in addition to any rights which any Purchaser may have under applicable law in its capacity as a stockholder of the Company.

         3.6 Corporate Existence; Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a Material Adverse Effect; provided, however, that the Company may merge or liquidate one or more of its Subsidiaries into the Company or into another Subsidiary. The Company or a Subsidiary shall at all times own of record and beneficially, free and clear of all Liens, charges, restrictions, claims and Encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries, except for LeCroy Newco Corporation.

         3.7 Compliance with ERISA. The Company will comply (and cause each of its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any of its Subsidiaries will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which cause the Lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

         3.8      Intentionally Omitted.

         3.9      Intentionally Omitted.

         3.10 Board of Directors Meetings. The Company shall use its best efforts to cause the election of, and to thereafter continue in office, the Advent Representative (as defined below) as a member of its Board of Directors. The Advent Representative will be nominated by Advent Global GECC III Limited Partnership, and shall initially be Douglas A. Kingsley. The Amended Certificate of Incorporation (and all subsequent amendments and restatements thereof) or By-laws of the Company shall at all times provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. The Company shall reimburse the Advent Representative for his reasonable travel expenses, including the cost of airfare and any necessary meals and lodging, incurred in connection with attending meetings of the Board of Directors. In addition, the Company shall maintain at all times a Compensation Committee and an Audit Committee of the Board of Directors. A vacancy in the directorship to be occupied by the Advent Representative shall be filled only by a nominee of the Purchasers holding a majority of Purchased Shares who must be appointed by the Board of Directors in accordance with the by-laws of the Company. The Advent Representative shall be a member of the Compensation Committee and shall have those responsibilities as may be determined from time to time by a majority of the entire Board of Directors.

         3.11 Rule 144A Information. The Company shall, upon the written request of any Purchaser, provide to such Purchaser and to any prospective institutional transferee of the Purchased Shares or Warrant designated by such Purchaser, such financial and other information as is available to the Company or can be reasonably obtained by the Company without material expense and as such Purchaser may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Act.

         3.12 Regular Course of Business. The Company agrees that on and after the date hereof the Company and each of its Subsidiaries will carry on its business diligently and in the ordinary course and substantially in the same manner as heretofore carried on and will use its best efforts to preserve its present business organization intact, keep available the services of its present officers, agents and employees, keep its insurable properties insured against liability and the perils of casually, fire and extended coverage, maintain adequate insurance against other hazards and risks and preserve its present relationships with suppliers, customers and other persons having business dealings with it.

         3.13 Registration of Conversion Shares and Warrant Shares. The Company shall, within one hundred twenty (120) calendar days from the date hereof, file with the Commission a registration statement on Form S-3 (or any successor form to Form S-3) for a public resale offering by the Purchasers of the Conversion Shares and Warrant Shares issuable to the Purchasers and shall use its best efforts to cause such registration statement to become and remain effective for the period ending on the first to occur of (x) the date the resale of all of the Conversion Shares and Warrant Shares registered thereunder is complete or (y) the fifth anniversary of the date hereof. Such registration shall be effected pursuant to the terms of the Registration Rights Agreement attached hereto as Exhibit C.

                                   ARTICLE IV

                        NEGATIVE COVENANTS OF THE COMPANY

         Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) with each of the provisions of this Article IV on and after the date hereof until conversion of all the Series A Preferred Stock.

         4.1 Distributions. No dividends shall be declared or paid or set aside for payment on any shares of any class or classes of stock of the Company or any series thereof ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other shares of any class or classes of stock or series thereof ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and any other shares of such class or classes or series thereof ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series A Preferred Stock and such other shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears. In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock could then be converted (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend). Declared and unpaid dividends on the Series A Preferred Stock will be payable upon the liquidation or winding up of the Corporation first to the holders of Series A Preferred Stock and then to the holders of Common Stock.

         4.2 Dealings with Affiliates. Except as set forth on Schedule 4.2 and except for transactions made on an arms-length basis, or through the Company's normal and customary dealings, the Company will not enter into any transaction including, without limitation, any loans or extensions of credit or royalty agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or stockholders or members of their immediate families, except for (i) advances in reasonable amounts made to employees of the Company or any

Subsidiary for valid business purposes, provided that such advances are repaid to the Company within ninety (90) days, and (ii) advances made to employees of the Company, upon approval of the Board of Directors, related to such employees' exercise of stock options.

         4.3 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. Except as set forth on Schedule 4.3, the Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any Encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

         4.4 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of a majority in interest of the Purchasers, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchasers of any of their rights under this Agreement.

         4.5      Intentionally Omitted.

         4.6      Intentionally Omitted.

         4.7 Other Negative Covenants. The Company hereby further covenants and agrees that it will not:

                  (a) Create or authorize the creation of any additional class or series of shares of stock or equity unless the same ranks junior to the Series A Preferred Stock as to conversion, redemption, the distribution of assets on the liquidation, dissolution or winding up of the Company, or increase the authorized amount of the Series A Preferred Stock or any series thereof or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to conversion, redemption, or the distribution of assets on the liquidation, dissolution or winding up of the Company, or create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred Stock as to conversion, redemption or the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Amended Certificate of Incorporation or by merger, consolidation or otherwise;

                  (b) Amend, alter or repeal its Amended Certificate of Incorporation, By-laws or other organizational documents in any manner, or take any other corporate action, that would alter, change or adversely affect the terms, conditions, rights or privileges of the Series A Preferred Stock, except any amendment to its Amended Certificate of Incorporation in connection with the creation of an additional class or series of shares permitted pursuant to Section 4.7(a);

                  (c) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of any class, any other capital stock of the Company, or any of the Company's options, warrants or convertible or exchangeable securities except that these provisions shall not prohibit the Company from completing any redemption permitted by the Certificate of Incorporation and except for acquisitions of securities of employees of the Company or its affiliates; or

                  (d) within one (1) year following the Closing, merge or consolidate with or into any other corporation or sell, lease or convey all or substantially all of its property or business without obtaining the prior written consent of the Purchasers.

                                    ARTICLE V

                           INVESTMENT REPRESENTATIONS

         5.1 Representations and Warranties. Each Purchaser hereby severally as to itself (but not jointly) represents and warrants to the Company, understanding and agreeing that the Company is entering into this Agreement in part in reliance on such representations and warranties, as follows:

                  (a) Such Purchaser is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act;

                  (b) Such Purchaser is duly authorized to execute this Agreement and the Related Agreements, and assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which such Purchaser is a party constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

                  (c) Such Purchaser has been advised by the Company that none of the Purchased Shares or Warrant have been registered under the Act, that the Purchased Shares and Warrant will be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that he, she or it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities;

                  (d) Such Purchaser has been further advised and understands that no public market now exists for the Purchased Shares or Warrant and that a public market may never exist for the Purchased Shares and Warrant and may cease to exist for the Conversion Shares;

                  (e) Such Purchaser is purchasing the Purchased Shares and Warrant for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

                  (f) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

                  (g) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares and Warrant; provided, however, that nothing in this Section 6.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company contained in this Agreement; and

                  (h) No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any Purchaser, the Company, or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.

         5.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit (i) a distribution of Purchased Shares, Conversion Shares or Warrant Shares by a partnership to one or more of its partners or investors or a limited liability company and its members, where no consideration is exchanged therefor by such members, partners, or to a retired or withdrawn partner who retires or withdraws after the date hereof in full or partial distribution of his interest in such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or to a trust created for the benefit of one or more of the foregoing, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder, and (ii) a sale or other transfer of any of the Purchased Shares, Conversion Shares, the Warrant Shares or the Warrant upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Purchased Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended ("the Act"), and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. Such shares may not be sold, offered for sale, pledged or hypothecated in the absence of such registration unless (a) the Corporation receives an opinion of counsel reasonably satisfactory to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of the Act, (b) it is established to the satisfaction of the Corporation that such sale or transfer is in a transaction which is exempt under, or otherwise in compliance with, such laws or (c) the Corporation receives a "no action" letter or similar declaration from the Securities and Exchange Commission to the effect that such sale or transfer without registration will not result in a recommendation by said Commission that action be taken with respect thereto. Copies of the agreements covering the purchase of these shares and restricting the sale, assignment, transfer, or other disposition of, or the voting of, the shares represented by this certificate may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation at the principal executive offices of the Corporation.

         The Corporation is authorized to issue more than one class of stock. Stockholders may obtain, upon written request and without charge, a statement of the rights, preferences, privileges, and restrictions granted to or imposed upon each class or series of shares authorized to be issued and upon the holders thereof from the principal office of the Corporation."

                                   ARTICLE VI

                      CONDITIONS OF PURCHASERS' OBLIGATION

         6.1 Effect of Conditions. The obligation of the Purchasers to purchase and pay for the Purchased Shares and the Warrant at the Closing, if any, shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article VI.

         6.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date of the Closing, and the Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company to that effect.

         6.3 Performance. The Company shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the Closing, and the Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company to that effect.

         6.4 Amendment to Amended Certificate of Incorporation. The Amended Certificate of Incorporation of the Company shall have been amended by the filing with, and acceptance by, the Secretary of State of Delaware of the Certificate of Designation.

         6.5 Warrant Agreement. A Warrant Agreement in the form attached hereto as Exhibit B shall have been executed by the Company and each of the Purchasers.

         6.6 Opinion of Counsel. The Purchasers shall have received an opinion, dated the date of the Closing, from Bingham Dana LLP, counsel to the Company, in the form attached hereto as Exhibit D.

         6.7 Certified Documents, etc. Counsel for the Purchasers shall have received a copy of the Company's Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Subsidiaries, which the Purchasers or their counsel may reasonably request.

         6.8 No Material Adverse Change. The business, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets or condition (financial or otherwise), of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

         6.9 Registration Rights Agreement. The Company and the Purchasers shall have executed the Registration Rights Agreement in the form of Exhibit C attached hereto.

         6.10 Board Election. Concurrently with the Closing, the Advent Representative shall have been appointed as a Director of the Company.

         6.11 Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Purchased Shares, and the Warrant and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Purchased Shares, the Conversion Shares, the Warrant and the Warrant Shares and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

         6.12 Series A Preferred Stock Certificates. The Company shall have delivered a stock certificate to each Purchaser representing that number of shares of Series A Preferred Stock set forth beside such Purchaser's name on
Schedule 1.1 attached hereto.

                                   ARTICLE VII

                     CONDITIONS OF THE COMPANY'S OBLIGATION

         7.1 Effect of Conditions. The Company's obligation to sell the Purchased Shares and the Warrant shall be subject at its election to the satisfaction of each of the conditions stated in the following Sections of this
Article VII.

         7.2 Representations and Warranties; Performance. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct on the date of the Closing with the same effect as though made on and as of that date and, with respect to the Company's obligation to issue and deliver Purchased Shares and Warrant to any Purchaser, such Purchaser shall have tendered payment for the Purchased Shares at the Closing by wire transfer to an account designated in writing by the Company in accordance with Section 1.4 hereof.

                                  ARTICLE VIII

                                PREEMPTIVE RIGHT

         8.       Purchase Rights.

                  8.1 Right of Purchase. The Company hereby grants to each Purchaser so long as it shall own, of record or beneficially, or have the right to acquire from the Company, any Series A Preferred Stock, the right to purchase all or part of his or its Pro Rata Share of New Securities (as such term is defined herein) which the Company, from time to time, proposes to sell and issue. For purposes of this purchase right, the term "Pro Rata Share" shall mean the ratio of the number of shares of Series A Preferred Stock (calculated on a fully converted basis, including without limitation the Conversion Shares and Warrant Shares) which such Purchaser owns to the total number of shares of Series A Preferred Stock (calculated on a fully converted basis) and shares of Common Stock then outstanding.

                  8.2 Right of Over-Allotment. The Purchasers shall have a right of over-allotment pursuant to this Section 8.2 such that to the extent a Purchaser does not exercise its or his purchase right in full hereunder, such additional shares of New Securities which such Purchaser did not purchase may be purchased by the other Purchasers in proportion to the total number of shares of Series A Preferred Stock, which each such other Purchaser owns or has the right to acquire from the Company compared to the total number of shares of Series A Preferred Stock which all such other Purchasers own or have the right to acquire from the Company.

                  8.3 Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided, however, that the term "New Securities" does not include (a) securities purchased under this Agreement, the Warrant, the Warrant Shares or the Conversion Shares, (b) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (c) shares (or options or rights to acquire such shares) of the Company's Common Stock (such number of shares shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof) reserved for issuance upon exercise of options pursuant to the Company's Amended and Restated 1993 Stock Incentive Plan and the Company's 1995 Non-Employee Director Stock Option Plan that have been or may be granted by the Company's Board of Directors, and
(d) securities issued pursuant to an acquisition or Strategic Financing, provided that (i) any such transaction is approved by a majority of the Company's Board of Directors. For purposes of this Section 8.3, the term "Strategic Financing" shall mean any sale or issuance of capital stock of the Company in connection with an operational, technical or strategic contract, agreement, partnership or joint venture wherein the primary purpose of such a transaction is not to raise funds, but rather to develop a strategic partnering or alliance with the Company.

                  8.4 Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Purchaser shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase up to their Pro Rata Share of such New Securities (and any over-allotment amount pursuant to the operation of Section 8.2 hereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                  8.5 Sale by the Company. In the event any Purchaser fails to exercise in full his or its purchase right (after giving effect to the over-allotment provision of Section 8.2 hereof), the Company shall have ninety
(90) days thereafter to sell the New Securities with respect to which such Purchaser purchase right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said ninety (90) day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to each Purchaser in the manner provided above.

                  8.6 Termination of Rights. The rights granted under this
Article VIII shall expire immediately prior to, and shall not apply in connection with the conversion of all of the Purchased Shares.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Act" shall have the meaning set forth in Section 2.4(c).

         "Advent Representative" shall have the meaning set forth in
Section 3.10.

         "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

         "Closing" and "Closing Date" shall the meanings set forth in
Section 1.4.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall have the meaning set forth in Section 2.3.

         "Common Stock" will include (a) the Company's Common Stock as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         "Company" means and shall include LeCroy Corporation, a Delaware corporation, its predecessors, successors and assigns.

         "Confidential Information" shall have the meaning set forth in
Section 11.11.

         "Conversion Shares" shall have the meaning set forth in Section 1.3.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Intellectual Property" shall have the meaning set forth in
Section 2.14.

         "Knowledge" of the Company and similar terms shall mean the actual knowledge of the Company's Chief Executive Officer, the Chief Financial Officer and those members of the Company's senior management who report directly to the Company's Chief Executive Officer.

         "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

         "Material Adverse Effect" shall mean a material adverse effect upon the business, condition (financial or otherwise), assets or results of operations of the Company and the Subsidiaries taken as a whole.

         "Permitted Recipients" shall have the meaning set forth in
Section 11.11.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Purchased Shares" shall have the meaning set forth in Section 1.1.

         "Purchaser" shall have the meaning set forth in Section 1.1.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 2.2.

         "Related Agreements" shall have the meaning set forth in Section 2.2.

         "SEC Documents" means all reports, schedules, registration statements and other documents (including all exhibits and schedules thereto) filed by the Company with the Commission.

         "Series A Preferred Stock" shall have the meaning set forth in
Section 1.1.

         "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined), directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

         "Tax" and "Taxes" shall have the meaning set forth in Section 2.11.

         "Warrant" shall have the meaning set forth in Section 1.2.

         "Warrant Agreement" shall have the meaning set forth in Section 1.2.

         "Warrant Shares" shall have the meaning set forth in Section 1.2.

                                    ARTICLE X

                                   TERMINATION

         10.1 Termination by Mutual Written Consent. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing by the written agreement of the Company and the Purchasers.

         10.2 Termination for Breach. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing (or any date to which such Closing may have been extended by the written agreement of the parties obligated to perform at such Closing) by any party obligated to perform at such Closing if the conditions for its benefit set forth in Article VI or VII, as the case may be, have not been satisfied on or prior to such Closing and if the conditions for the benefit of the other parties have been satisfied or waived, and if such performing party shall have given written notice of termination to the non-performing party.

         10.3 Termination for Delay. Unless earlier terminated in accordance with Section 10.1 or 10.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company or the Purchasers if the Closing does not occur by June 30, 1999, provided, however, that the right to terminate this Agreement under this Section 10.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         10.4 Rights After Termination. Upon termination of this Agreement under this Article X, the parties shall be released from all obligations arising hereunder, except as to any liability for misrepresentations, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and except as to the Company's obligations under Section 11.6 hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transaction contemplated hereby until the earlier of (i) five (5) years from the date hereof, or (ii) the conversion of all of the Purchased Shares.

         11.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including permitted transferees of any of the Purchased Shares). Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of the purchase of the Purchased Shares hereunder, except that the Purchasers may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its stockholders, accountants, bankers and advisors in the ordinary course.

         11.3 Shares Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser and any general or limited partner of a Purchaser. Without limiting the foregoing, each Purchaser shall be considered an affiliate of each other Purchaser.

         11.4 Amendments and Waivers. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of the Conversion Shares, assuming for such purposes the conversion of all shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

         11.5 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchasers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Company:      LeCroy Corporation
                  700 Chestnut Ridge Road
                  Chestnut Ridge, NY  10977-6499
                  Attention: President
                  Tel:  (914) 425-2000
                  Fax: (914) 578-6061
with copy to:     Bingham Dana LLP
                  150 Federal Street
                  Boston, MA  02110
                  Attention:  Roger Feldman, Esq.
                  Tel: (617) 951-8000
                  Fax: (617) 951-8736

The Purchasers:   The address set forth opposite the Purchaser's name on
                  Schedule 1.1 attached hereto.

with copy to:     Hutchins, Wheeler & Dittmar
                  A Professional Corporation
                  101 Federal Street
                  Boston, Massachusetts  02110
                  Attention: Anthony J. Medaglia, Jr., P.C.
                  Tel: (617) 951-6600
                  Fax: (617) 951-1295

         11.6 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, provided, however, that the Company shall pay the Purchasers' reasonable costs and expenses for legal counsel in connection with the investigation, preparation, execution and delivery of this Agreement (and due diligence related thereto) and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby on the date of the Closing; provided, further, that in no case shall such costs and expenses exceed $20,000.

         11.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         11.8 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.

         11.9 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

         11.10 Governing Law. This Agreement shall be deemed a contract made under the laws of The Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts, and that the United

States District Court for Massachusetts shall have non-exclusive jurisdiction over any such action, suit or proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 11.5 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

         11.11 Confidentiality. Each Purchaser covenants and agrees that such Purchaser shall maintain the confidentiality of all financial, confidential and proprietary information of the Company ("Confidential Information") that is provided to such Purchaser under this Agreement or that is otherwise provided to such Purchaser by the Company and identified by the Company in writing to such Purchaser as being of a confidential nature. For purposes hereof, "Confidential Information" shall not include any information which (i) was available to or in possession of such Purchaser or any employees thereof or any beneficial owner of a partnership interest in such Purchaser (collectively referred to herein as "Permitted Recipients") prior to the time of disclosure to such Purchaser by the Company or its representatives, (ii) is or becomes generally available to the public other than as a result of a disclosure by any of such Permitted Recipients, or (iii) is or becomes available to such Permitted Recipients on a nonconfidential basis by a third party which is not bound by a confidentiality agreement with the Company. Notwithstanding the preceding sentence, a Purchaser may (a) disclose such confidential information when required by law or governmental order or regulation or when required by a subpoena or other process, provided that such Purchaser shall use reasonable efforts to give the Company prior notice thereof; (b) disclose such confidential information to the extent necessary to enforce this Agreement; (c) disclose such confidential information to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, provided that the requirements of this Section 11.11 shall in turn be binding on any such attorney, accountant, consultant or other professional; (d) disclose such confidential information as may be required by any prospective purchaser of any Purchased Shares or Conversion Shares from such Purchaser, provided that such proposed sale is in compliance with the restrictions imposed by this Agreement and the Related Agreements and such prospective purchaser agrees in writing to be bound by the provisions of this
Section 11.11; and (e) disclose such confidential information to any of its affiliates, provided that the requirements of this Section 11.11 shall in turn be binding on such affiliates.

         11.12 Assignment. Each Purchaser has the right to assign or transfer any of its rights pursuant to this Agreement in connection with (and in proportion to) its transfer of securities purchased hereunder. The Company may not assign or transfer any of its rights pursuant to this Agreement unless the Company first obtains the express written consent of a majority of the Purchasers.

         11.13 Waiver of Jury Trial. Each of the Company and the Purchasers hereby expressly waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement, any other related agreements or any dealings between them relating to the subject matter of this Agreement. The Company and Purchasers also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and the Purchasers further warrant and represent that each has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified either orally or in amendments, renewals, supplements or modifications to this agreement, any other related agreement or the Purchased Shares. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

                                  * * * * * * *

                               LECROY CORPORATION

                           COUNTERPART SIGNATURE PAGE

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                         LECROY CORPORATION

                         By:_______________________________________
                         Name: John C. Maag
                         Title: Vice President-Finance, Chief Financial Officer,
                                      Secretary and Treasurer

                              PURCHASERS:

                              ADVENT GLOBAL GECC III LIMITED PARTNERSHIP

                              By: Advent Global Management Limited Partnership, General Partner
                              By: Advent International Limited Partnership, General Partner
                              By:  Advent International Corporation,
                                   General Partner

                              By:
                                   Douglas A. Kingsley
                                   Senior Vice President

                              ENVIROTECH INVESTMENT FUND I LIMITED PARTNERSHIP

                              By: Advent International Limited Partnership, General Partner
                              By:  Advent International Corporation,
                                   General Partner

                              By:
                                    Douglas A. Kingsley
                                    Senior Vice President

                              ADWEST LIMITED PARTNERSHIP

                              By: Advent International Limited Partnership, General Partner
                              By:  Advent International Corporation,
                                   General Partner

                              By:
                                   Douglas A. Kingsley
                                   Senior Vice President

                              OAKSTONE VENTURES LIMITED PARTNERSHIP

                              By: Advent International Limited Partnership, General Partner
                              By:  Advent International Corporation,
                                   General Partner

                              By:
                                   Douglas A. Kingsley
                                   Senior Vice President

                              ADVENT PARTNERS LIMITED PARTNERSHIP

                              By:  Advent International Corporation,
                                   General Partner
                              By:  _______________________________________
                                   Douglas A. Kingsley
                                   Senior Vice President

                                  Schedule 1.1


Purchaser                                                         Purchased Shares            Consideration
---------                                                         ----------------            -------------
Advent Global GECC III Limited Partnership                                 350,000            $ 7,000,000

EnviroTech Investment Fund I Limited Partnership                            71,250            $ 1,425,000

Adwest Limited Partnership                                                  20,000            $   400,000

Oakstone Ventures Limited Partnership                                       50,000            $ 1,000,000

Advent Partners Limited Partnership                                          8,750            $   175,000

Totals                                                                     500,000            $10,000,000


c/o Advent International Corporation
75 State Street
Boston, MA  02109
Attention:  Douglas A. Kingsley

HWD2:  541005-8